Exhibit 99.2

CONSENT OF UBS SECURITIES LLC

We hereby consent to the use of our opinion letter dated February 20, 2010 to the Board of Directors of Smith International, Inc. (“Smith”) included as Appendix B to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Smith and Schlumberger Limited and references to such opinion in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ UBS SECURITIES LLC

New York, New York

April 27, 2010